EXHIBIT 99


For Immediate Release                   For More Information Contact:
November 9, 2004                        William J. Armanino, President & CEO
                                        Edmond J. Pera, COO
                                        (510) 441-9300

                      ARMANINO FOODS OF DISTINCTION, INC.
                   ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

     Hayward, CA (November 9, 2004) Armanino Foods of Distinction, Inc. (NASDAQ Small Cap Symbol: ARMF) announced today net sales and operating and net income for the third quarter and nine month period ended September 30, 2004.

     Net sales for the third quarter ended September 30, 2004 amounted to $3,249,171 as compared to $3,317,230 for the same period in 2003; a decrease of 2%. The decrease in net sales for the third quarter of 2004 was due to slightly lower gross sales and higher promotional allowances than in 2003. Net sales for the nine months ended September 30, 2004 were $9,705,248 as compared to $9,882,356, a decrease of 2%. The lower overall sales for the first nine months of 2004 were primarily attributable to lower first and second quarter pasta sales caused by a labor strike against a major supermarket customer chain in Southern California as well as the impact of the low carb diet trend earlier in the year.

     Income from continuing operations before taxes for the third quarter of 2004 was $102,792 compared to $281,084 for the third quarter of 2003. The difference between the quarters is principally due to higher meat, and oil energy and commodity prices resulting in higher raw material costs partially offset by production efficiencies. Income from continuing operations before income taxes for the nine months ended was $332,930 compared to $172,677, an increase of 93%.

     Net income for the third quarter of 2004 amounted to $72,982 or $0.02 per share compared to the September 2003 quarter which amounted to $184,110 or $0.06 per share. Net income for the nine months ended September 30, 2004 amounted to $236,380 or $0.07 per share compared to $113,103 or $0.03 per share for the nine months ended September 30, 2003.

     William J. Armanino, President and CEO of Armanino Foods said, "We were up against a very strong quarter a year ago, but if you look at our year to date profit numbers we are still significantly ahead of last years results."

     Armanino continued, "We our now taking orders for chicken, meatball and pasta products under our secondary labels and are encouraged that initial indications are favorable."

     Armanino concluded, "Our strong cash position coupled with no long term debt should allow us to maintain our dividend policy for the foreseeable future."

     Armanino is an international food company that manufactures and markets frozen pestos, filled pasta products, meatballs, cooked meat, cooked poultry products, garlic spreads and focaccia to the retail, food service, club stores, institutional, and industrial food industry segments.

                               - Continued -



                      ARMANINO FOODS OF DISTINCTION, INC.
       RESULTS FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2004

                                                          (Unaudited)
                                                      Quarter Ended 9/30/04
                                                     -----------------------
                                                        2004         2003
                                                     ----------   ----------

Net Sales                                            $3,249,171   $3,317,230

Income From Oper. Before Taxes                       $  102,792   $  281,084

Net Income                                           $   72,982   $  184,110

Basic Income Per Common Share                        $     0.02   $     0.06

Weighted Average Common Shares Outstanding            3,396,956    3,275,108

Diluted Income Per Common Share                      $     0.02   $     0.06

Weighted Average Shares Outstanding                   3,558,835    3,330,701

                                                          (Unaudited)
                                                    Nine Months Ended 9/30/04
                                                    -------------------------
                                                        2004         2003
                                                    -----------   ----------

Net Sales                                           $9,705,248    $9,882,356

Income From Oper. Before Taxes                      $  332,930    $  172,677

Net Income                                          $  236,380    $  113,103

Basic Income Per Common Share                       $     0.07    $     0.03

Weighted Average Common Shares Outstanding           3,377,353     3,258,533

Diluted Income Per Common Share                     $     0.07    $     0.03

Weighted Average Shares Outstanding                  3,572,374     3,289,089

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This press release contains forward-looking statements within the meaning of
U.S. securities laws, including statements regarding the Company's goals and growth prospects. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including general economic conditions, fluctuations in customer demand, competitive factors such as pricing pressures on existing products, and the timing and market acceptance of new product introductions, the Company's ability to achieve manufacturing efficiencies necessary for profitable sales at current pricing, and the risk factors listed from time-to-time in the Company's annual and quarterly SEC reports. The Company assumes no obligation to update the information included in this press release.

                                   - End -